As filed with the Securities and Exchange Commission on March 25, 2011

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	04-2833935
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 John Hancock Road

Taunton, MA 02780

(Address of Principal Executive Offices) (Zip Code)

2010 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Richard A. Sneider

Chief Financial Officer

Kopin Corporation

200 Hancock Rd.

Taunton, MA 02780

(Name and Address of Agent For Service)

(508) 824-6696

Telephone Number, Including Area Code, of Agent for Service

Copies to:

John J. Concannon, Esq.
Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
(617) 951-8000
Fax: 617-951-8736

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
2010 Equity Incentive Plan Common Stock, $0.01 par value	6,740,676 (3)	$4.19	$28,243,432	$3,280

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock, or other similar event.
(2)	Estimated solely for purposes of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock, $0.01 par value per share, or the Common Stock, of Kopin Corporation, or the Company, reported on the NASDAQ Global Market on March 18, 2011. It is not known how many of these shares will be purchased or at what price.
(3)	Number of shares being registered consists of 1,400,000 authorized for issuance under the Company’s 2010 Equity Incentive Plan plus (i) the number of shares of common stock which were available for grant under the Company’s 2001 Equity Incentive Plan at April 29, 2010, (ii) the number of shares of common stock which were the subject of awards outstanding under the Company’s 2001 Equity Incentive Plan at April 29, 2010, or Prior Plan Awards and, after April 29, 2010 are forfeited, terminated, cancelled or expire, and (iii) the number of shares of common stock delivered to the Company either in exercise of a Prior Plan Award or in satisfaction of tax withholding obligations in respect of Prior Plan Awards. These shares described in (i) through (iii) relate to the Company’s 2001 Equity Incentive Plan and were previously registered with the Securities and Exchange Commission on registration statements on Form S-8.

EXPLANATORY NOTE

At the 2010 annual meeting of stockholders on April 29, 2010, the Company’s stockholders approved the Company’s 2010 Equity Incentive Plan, or the Plan. The Plan will replace the prior 2001 Equity Incentive Plan that was set to expire on April 18, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings the Company will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the year ended December 25, 2010 (filed on March 10, 2011);

•	Quarterly Reports on Form 10-Q for the quarters ended March 27, 2010 (filed on May 4, 2010), June 26, 2010 (filed on August 3, 2010) and September 25, 2010 (filed on November 3, 2010);

•

Current Reports on Form 8-K filed on April 22, 2010, May 3, 2010, May 4, 2010, August 3, 2010, August 10, 2010, November 2, 2010, November 22, 2010, December 13, 2010, January 11, 2011, January 13, 2011 and March 3, 2011;

•	Proxy Statement on Schedule 14A relating to the Company’s 2010 Annual Meeting of Shareholders (filed on March 17, 2010); and

•	the description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form S-3 (filed on November 24, 2009).

In addition, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be incorporated by reference into this Registration Statement as of the filing date of each.

You may request a copy of these filings at no cost (other than exhibits unless those exhibits are specifically incorporated by reference herein) by writing or telephoning us at the following address:

Kopin Corporation

Attn: Investor Relations

200 John Hancock Road

Taunton, MA 02780

(508) 824-6696

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for us by Bingham McCutchen LLP. One or more partners or other employees of Bingham McCutchen LLP may beneficially own shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated By-laws of the Registrant include provisions to (i) eliminate the personal liability of the Registrant’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Registrant has purchased an insurance policy covering its officers and directors with respect to certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 8.	Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

Exhibit Number		Description of Document

4.1	(1)	Kopin Corporation 2010 Equity Incentive Plan.

5.1	**	Opinion of Bingham McCutchen LLP regarding the validity of the securities offered hereby.

23.1	**	Consent of Independent Registered Public Accounting Firm

23.2	**	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24	**	Power of Attorney (included on the signature page of this Registration Statement).

(1)	Filed with our Proxy Statement on Schedule 14A filed on March 17, 2010.
**	Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taunton, Commonwealth of Massachusetts, on this 22nd day of March, 2011.

KOPIN CORPORATION.

By:	/s/ John C.C. Fan
Name: John C.C. Fan
Title: President and Chief Executive Officer (principal executive officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John C.C. Fan and Richard A. Sneider, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 22nd day of March, 2011.

Signature	Capacity

/S/ JOHN C.C. FAN John C.C. Fan	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/S/ RICHARD A. SNEIDER Richard A. Sneider	Chief Financial Officer (principal financial and accounting officer)

/S/ JAMES K. BREWINGTON James K. Brewington	Director

/S/ DAVID E. BROOK David E. Brook	Director

/S/ MORTON COLLINS Morton Collins	Director

/S/ ANDREW H. CHAPMAN Andrew H. Chapman	Director

/S/ CHI CHIA HSIEH Chi Chia Hsieh	Director

/S/ MICHAEL J. LANDINE Michael J. Landine	Director

EXHIBIT INDEX

Exhibit Number		Description of Document

4.1	(1)	Kopin Corporation 2010 Equity Incentive Plan.

5.1	**	Opinion of Bingham McCutchen LLP regarding the validity of the securities offered hereby.

23.1	**	Consent of Independent Registered Public Accounting Firm

23.2	**	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24	**	Power of Attorney (included on the signature page of this Registration Statement).

(1)	Filed with our Proxy Statement on Schedule 14A filed on March 17, 2010.
**	Filed herewith.